EXHIBIT 99-2

For Immediate Release                                  Contact:  Tom Morton
February 10, 2005                                      ProLiance Energy
                                                       317-231-6833

               ProLiance Energy Officials Comment on Court Ruling

Officials from ProLiance Energy are reviewing the verdict reached today in its litigation with Huntsville (Alabama) Utilities. Huntsville Utilities sued ProLiance alleging breach of contract and other theories and ProLiance countersued for breach of contract related to issues, which arose during the winter of 2000-2001 when ProLiance furnished gas to the Alabama utility.

The litigation arose when natural gas prices spiked during the winter of 2000-2001. When Huntsville was unable to pay the higher gas prices, ProLiance allowed them to modify their contract to spread the higher gas costs over time. Huntsville later denied their gas utilities manager had authority to sign the amendments, and filed suit against ProLiance. ProLiance countersued alleging that Huntsville breached the contract.

Following a three week trial, a jury in the Northern District of Alabama found in favor of Huntsville on many of the issues and awarded them compensatory damages in the amount of $8.2 million and $25 million in punitive damages. Although company attorneys believe it would be an incorrect result, the court will likely be asked to treble the compensatory award.

ProLiance Energy President John Talley commented, "We are surprised and disappointed in the verdict reached and believe it is not consistent with the law or facts of the matter. ProLiance operated in accordance with our contract with Huntsville Utilities and at the direction of the Huntsville Utilities Gas Manager. ProLiance fulfilled all pricing and supply commitments under the contract. ProLiance's counsel is reviewing the verdict with an appeal in mind and is of the view that the record contains a number of errors which may support reversal."

Talley added, "ProLiance Energy prides itself on consistently excellent customer satisfaction rankings and a high customer retention rate. We continue to serve the communities and businesses in the Huntsville area, as well as all our other customers in the Midwest and Southeast. We do not believe the financial impact of this decision, should it be upheld, will adversely affect ProLiance's ongoing operations."

The company also does not believe that this situation creates any events of default or noncompliance under its existing debt facility.

Officials with Vectren and Citizens Gas, co-owners of ProLiance, also expressed support for ProLiance's position.

"We are extremely disappointed in the jury's verdict. Based upon our understanding of the proceedings, we do not believe that the verdict is well founded. ProLiance has a long track record of outstanding customer service to its over 1,200 customers, and since its formation in 1996 has done an outstanding job as a natural gas service provider. It has saved the customers of Vectren and Citizens Gas in excess of $130 million," said Carl L. Chapman, chief operating officer of Vectren.

"Citizens Gas also respectfully disagrees with the Huntsville verdict. Citizens Gas considers ProLiance Energy a trusted business partner that has provided substantial value to Citizens Gas customers during a period of volatile natural gas prices," said Carey Lykins, Executive Vice President and Chief Operating Officer of Citizens Gas & Coke Utility.

ProLiance Energy, LLC is a natural gas marketer headquartered in Indianapolis, Indiana, with sales offices in Illinois, Kentucky, Michigan, Missouri, Ohio, and Texas. ProLiance serves natural gas customers in 18 states in the midwest and southeast. ProLiance is jointly owned by affiliates of Citizens Gas and Coke Utility and Vectren Corporation.